Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of FaZe Holdings Inc. on Form S-1 of our report dated March 14, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of FaZe Clan, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa

July 29, 2022